EXHIBIT 99.1

For Immediate Release

Contact:

David Bulger (Investors)

EVP, CFO and Treasurer

(561) 227-1302

Peter M. Willis (Acquisitions)	Jerry Daly or Carol McCune (Media)
VP, Business Development	Daly Gray
(305) 865-1010	(703) 435-6293
pwillis@innkeepersusa.com

Innkeepers USA Trust Acquires Hotel in Downtown Louisville, Kentucky

Also Plans Repositioning to Hampton Inn Brand for All-In Cost of $60M Per Key

PALM BEACH, Fla., June 28, 2004—Innkeepers USA Trust (NYSE: KPA), a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States, today announced that it had completed the acquisition of the 182-room Clarion Hotel in downtown Louisville, Kentucky, for $6.4 million. The property, which was in foreclosure, will be repositioned and converted to a Hampton Inn following a $4.5 million renovation program. The acquisition and renovation costs will be funded by borrowing on the company’s unsecured line of credit and with available cash. Innkeepers Hospitality Management, Inc. will manage the property.

“This is an example of an opportunistic acquisition of an asset with turnaround potential and how we add value through a substantial repositioning and rebranding,” said Jeffrey H. Fisher, Innkeepers chief executive officer and president. “In addition, downtown Louisville has a diversified demand mix, including a blend of leisure, convention and business travel.”

- more -

Innkeepers USA Trust

The hotel will operate as a Clarion and be managed by a third party until the fourth quarter 2004, when it will be closed for renovations. The property will reopen in the second quarter, 2005 as a Hampton Inn and be managed by Innkeepers Hospitality Management, Inc. “This transaction allows us to enter the downtown Louisville market with a renovated, well-located property for an all-in cost of $60,000 per key, well below replacement cost.”

Fisher noted that the conversion of the hotel to a strong franchise like Hampton Inn will greatly benefit the property. “Hampton is one of the strongest brands in the industry and offers guests all the advantages of the Hilton family of hotel brands, including HHonors, Hilton’s award-winning frequent guest program, and access to Hilton’s worldwide reservations system. We currently own 12 Hampton Inn Hotels.”

Located at 101 East Jefferson Street in downtown Louisville near Interstates 64, 65 and 71, the hotel is two blocks from the Kentucky International Convention Center and within six blocks of seven major hospitals, including the University of Louisville Medical Center. Originally built in 1971, the eight-story property also is near the Kentucky Expo Center, the Louisville International Airport and Six Flags Kentucky Kingdom theme park.

Peter M. Willis, Innkeeper’s vice president of business development, said that the company is aggressively pursuing additional hotel acquisitions, including upscale extended stay and limited service brands, the core of the company’s portfolio, select full-service properties, turn-around opportunities and hotels that are affiliated with, or have the potential to be converted to, the industry’s top brands.

- more -

Innkeepers USA Trust

Innkeepers USA Trust is a hotel real estate investment trust (REIT) and a leading owner of upscale, extended-stay hotel properties throughout the United States. The company owns 69 hotels with a total of 8,729 suites or rooms in 21 states and focuses on acquiring and/or developing Residence Inns by Marriott and other upscale extended-stay hotels and the rebranding and repositioning of other hotel properties.

For more information about Innkeepers USA Trust, visit the company’s web site at www.innkeepersusa.com.

Contact:	David Bulger (Investors, Media)	Peter M. Willis (Acquisitions)
	EVP, CFO and Treasurer	VP, Business Development
	(561) 227-1302	(305) 865-1010
pwillis@innkeepersusa.com

Cautionary statements set forth in reports filed by the company from time to time with the Securities and Exchange Commission discuss important factors impacting, or that could impact, the company and its results or forecasted results. These factors include, without limitation, (i) risks that war, terrorism or similar activities, widespread health alerts, disruption in oil imports or higher oil prices or changes in domestic or international political environments, have affected and may continue to negatively affect the travel industry and the company, and the negative effects of such events that may occur in the future cannot be fully anticipated, (ii) the relative strength and performance of businesses and industries that are important demand generators in the company’s key markets (e.g., technology, automotive, aerospace), (iii) international, national, regional and local economic conditions that will, among other things, affect demand for the company’s hotel rooms and the availability and terms of financing, (iv) the company’s ability to maintain its properties in competitive condition, (v) the company’s ability to acquire or develop additional properties and risks that potential acquisitions or developments may not perform in accordance with expectations, (vi) changes in travel patterns or the prevailing means of commerce (i.e., e-commerce), and (vii) the complex tax rules that the company must satisfy to qualify as a REIT, and other governmental regulation.